UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 30, 2016

FALCONSTOR SOFTWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-23970	77-0216135
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Huntington Quadrangle, Melville, New York		11747
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 631-777-5188

N/A
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 30, 2016, FalconStor Software, Inc. (the “Company”) accepted the resignation of Louis J. Petrucelly for personal reasons from his position as Executive Vice President and Chief Financial Officer of the Company effective September 15, 2016. Mr. Petrucelly will assist in the transition of the Chief Financial Officer role until his departure from the Company and as described below, will serve as a consultant to the Company until December 31, 2016. Mr. Petrucelly’s resignation was not the result of any disagreement related to any matter involving the Company’s operations, policies or practices.

In connection with Mr. Petrucelly’s departure, on August 30, 2016, the Company and Mr. Petrucelly entered into a Separation Agreement and General Release (the “Separation Agreement”) attached hereto as Exhibit 10.1. Under the terms of the Separation Agreement, the Company will, among other things, pay Mr. Petrucelly a monthly consulting fee of $10,000 commencing on September 16, 2016 until December 31, 2016 in exchange for the provision of consulting services.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

On August 30, 2016, the Company’s Board of Directors appointed Dan Murale to serve as the Company’s Vice President of Finance and Interim Chief Financial Officer. Mr. Murale shall also assume the roles of principal financial officer and principal accounting officer of the Company.

Mr. Murale, age 31, has served as the Company’s Director of Finance since June 2013. Prior to joining the Company, Mr. Murale worked at KPMG LLP from August 2006 until June 2013.

Mr. Murale does not have any family relationships with any of the directors, executive officers, or any people nominated or chosen by the Company to become a director or executive officer. Mr. Murale is not a party to any transaction listed in Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibits

10.1	Separation Agreement and General Release between FalconStor Software, Inc. and Louis Petrucelly, dated August 30, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 30, 2016	FALCONSTOR SOFTWARE, INC.

	By:	/s/ Gary Quinn
		Name:	Gary Quinn
		Title:	President and Chief Executive Officer